Filed Pursuant to Rule 433
Registration No. 333-169453

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION
FIVE YEAR COLLATERAL TRUST BOND TERM SHEET

Issuer:	National Rural Utilities Cooperative Finance Corporation

Issue Ratings:	A1 / A+ (Moody’s / S&P)

Principal Amount:	$300,000,000

Security Type:	Collateral Trust Bonds

Legal Format:	SEC Registered

Pricing Date:	February 14, 2011

Settlement Date:	February 22, 2011 (T+5)

Maturity Date:	March 1, 2016

Coupon:	3.05%

Price to Public:	99.805%

Benchmark Treasury:	2.00% due January 31, 2016

Benchmark Treasury Yield:	2.342%

Spread to Benchmark Treasury:	+75 basis points

Yield to Maturity:	3.092%

Interest Payment Dates:	Semi-annually on September 1 and March 1, commencing September 1 , 2011

Make-Whole Call:	At any time at the greater of a price of 100% or the present value of the remaining scheduled payments discounted at the Treasury Rate plus 12.5 basis points

Denominations:	$2,000 x $1,000

CUSIP:	637432 MN2

Joint Book-Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC RBS Securities Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.

Senior Co-Managers:	KeyBanc Capital Markets Inc.
Mitsubishi UFJ Securities (USA), Inc.
RBC Capital Markets, LLC

Co-Manager:	PNC Capital Markets LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Deutsche Bank Securities Inc. by calling toll-free at 1-800-503-4611, J.P. Morgan Securities LLC by calling collect at 212-834-4533, RBS Securities Inc. by calling toll-free at 1-866-884-2071, Scotia Capital (USA) Inc. by calling toll-free at 1-800-372-3930 and U.S. Bancorp Investments, Inc. by calling toll-free at 1-877-558-2607.